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                                                                     EXHIBIT 4.2


Long-Term Debt
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         The Registrant agrees to furnish to the Securities and Exchange
Commission, upon request, a copy of any instrument defining the rights of holders of long-term debt of the Registrant and all of its consolidated subsidiaries and unconsolidated subsidiaries for which financial statements are required to be filed with the Securities and Exchange Commission.